Exhibit 99.1

IPG PHOTONICS REPORTS SECOND QUARTER 2021 FINANCIAL RESULTS
Improved Demand in Europe and U.S. Drives Revenue of $372 Million and Earnings per Diluted Share of $1.29
OXFORD, Mass. – August 3, 2021 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2021.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data and percentages)	2021	2020	Change	2021	2020	Change
Revenue	$371.7	$296.4	25%	$717.2	$545.7	31%
Gross margin	48.6%	46.0%		48.0%	43.9%
Operating income	$92.3	$47.2	96%	$181.1	$92.0	97%
Operating margin	24.8%	15.9%		25.2%	16.9%
Net income attributable to IPG Photonics Corporation	$69.8	$38.2	83%	$137.9	$74.6	85%
Earnings per diluted share	$1.29	$0.71	82%	$2.55	$1.39	83%
Management Comments
"Increased economic activity across our core markets and focus on execution and growth opportunities by the team drove our performance in the second quarter," said Dr. Valentin Gapontsev, IPG Photonics' Executive Chair of the Board. "We were pleased with our revenue growth this quarter, driven by improved underlying demand in cutting applications in Europe and U.S. and robust growth in welding applications across most geographies, which was partially offset by moderated demand for cutting in China and an impact from supply chain constraints," said Dr. Eugene Scherbakov, IPG Photonics’ Chief Executive Officer. "Strong demand in emerging materials processing applications, such as solar cell manufacturing, cleaning and 3D printing, also contributed to our revenue growth in the quarter."
Financial Highlights
Second quarter revenue of $372 million increased 25% year over year. Materials processing sales accounted for 93% of total revenue in the quarter and increased 27% year over year due to higher sales in welding, cutting, solar cell manufacturing, cleaning and additive applications with a growing contribution from service and parts. Sales into other applications increased 5% year over year due to higher sales in medical and advanced applications.
Sales of high power continuous wave ("CW") lasers, representing 51% of total revenue, increased 20% year over year. Ultra-high power fiber lasers (6 kilowatts of power or greater) represented 51% of all high power CW laser sales in the quarter. Second quarter sales benefited from strong growth in adjustable mode beam (AMB) and pulsed lasers. Systems sales also generated significant growth in the quarter. By region, sales increased 10% in China, 50% in Europe, and 23% in North America on a year-over-year basis.
Earnings per diluted share ("EPS") of $1.29 increased 82% year over year. Foreign exchange losses decreased EPS by $0.04. The effective tax rate in the quarter was 24%. During the second quarter, IPG generated $116 million in cash from operations. Capital expenditures were $27 million and stock repurchases totaled $39 million.

Business Outlook and Financial Guidance
"Our outlook implies a 15% year-over-year revenue growth at the midpoint of our guidance despite a more difficult comparison to the third quarter 2020, when revenue started to recover from the pandemic. Book-to-bill was above one in the second quarter increasing our total backlog. However, deliveries for cutting applications in China are likely to be extended over the remainder of the year and there is continued uncertainty due to the ongoing impact of supply chain constraints on our customers and us. Despite this near-term uncertainty, strength in battery and other precision applications in China as well as robust revenue expected outside of China for the third quarter gives us confidence to guide to year-over-year growth. We remain excited about the future of our business with significant long-term growth opportunities from our leading market position in cutting, EV welding and new product introductions such as the LightWELD handheld laser," concluded Dr. Scherbakov.
For the third quarter of 2021, IPG expects revenue of $350 to $380 million. The Company expects the third quarter tax rate to be approximately 25%. IPG anticipates delivering earnings per diluted share in the range of $1.10 to $1.40, with 53.5 million basic common shares outstanding and 54.0 million diluted common shares outstanding.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, government and Company measures implemented to address the COVID-19 pandemic, supply chain constraints, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.84, Russian Ruble 72, Japanese Yen 111 and Chinese Yuan 6.46, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the unaudited Second Quarter 2021 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, August 3, 2021 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, 15% implied year-over-year revenue growth, timing of deliveries in China, impact of supply chain constraints on our customers and us, strength in battery and other precision applications in China, robust revenue outside of China, year-over-year growth, significant long-term growth opportunities, leading position in cutting, EV welding and product introductions, impacts of COVID-19 on our business, the global economy and government policies, revenue, tax rate and earnings guidance for Q3 2021. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2021) and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands, except per share data)
Net sales	$371,658	$296,411	$717,243	$545,653
Cost of sales	191,130	159,962	372,724	306,328
Gross profit	180,528	136,449	344,519	239,325
Operating expenses:
Sales and marketing	19,193	17,326	38,076	36,009
Research and development	35,191	31,584	68,530	63,422
General and administrative	31,066	26,399	61,158	53,523
Impairment of long-lived assets and other restructuring charges	—	1,165	—	1,165
Loss (gain) on foreign exchange	2,826	12,766	(4,339)	(6,799)
Total operating expenses	88,276	89,240	163,425	147,320
Operating income	92,252	47,209	181,094	92,005
Other (expense) income, net:
Interest (expense) income, net	(407)	1,856	(902)	4,929
Other income, net	28	449	281	640
Total other (expense) income	(379)	2,305	(621)	5,569
Income before provision of income taxes	91,873	49,514	180,473	97,574
Provision for income taxes	22,196	11,148	42,574	22,442
Net income	69,677	38,366	137,899	75,132
Less: net (loss) income attributable to non-controlling interests	(123)	140	(28)	503
Net income attributable to IPG Photonics Corporation common stockholders	$69,800	$38,226	$137,927	$74,629
Net income attributable to IPG Photonics Corporation per common share:
Basic	$1.31	$0.72	$2.58	$1.41
Diluted	$1.29	$0.71	$2.55	$1.39
Weighted average common shares outstanding:
Basic	53,472	53,040	53,548	53,083
Diluted	53,999	53,530	54,145	53,628

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2021	2020
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$754,199	$876,231
Short-term investments	743,210	514,835
Accounts receivable, net	250,669	264,321
Inventories	404,547	364,993
Prepaid income taxes	64,810	69,893
Prepaid expenses and other current assets	73,157	57,804
Total current assets	2,290,592	2,148,077
Deferred income taxes, net	45,751	43,197
Goodwill	39,000	41,366
Intangible assets, net	59,070	62,114
Property, plant and equipment, net	612,420	597,527
Other assets	39,679	43,419
Total assets	$3,086,512	$2,935,700
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$3,846	$3,810
Accounts payable	50,714	25,748
Accrued expenses and other current liabilities	192,164	176,740
Income taxes payable	9,181	8,280
Total current liabilities	255,905	214,578
Deferred income taxes and other long-term liabilities	92,102	92,854
Long-term debt, net of current portion	32,225	34,157
Total liabilities	380,232	341,589
Commitments and contingencies
IPG Photonics Corporation equity:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 55,725,678 and 53,491,889 shares issued and outstanding, respectively, at June 30, 2021; 55,416,246 and 53,427,234 shares issued and outstanding, respectively, at December 31, 2020.	6	6
Treasury stock, at cost, 2,233,789 and 2,034,012 shares held at June 30, 2021 and December 31, 2020, respectively.	(345,345)	(303,614)
Additional paid-in capital	883,546	854,301
Retained earnings	2,326,118	2,188,191
Accumulated other comprehensive loss	(159,407)	(146,065)
Total IPG Photonics Corporation equity	2,704,918	2,592,819
Non-controlling interests	1,362	1,292
Total equity	2,706,280	2,594,111
Total liabilities and equity	$3,086,512	$2,935,700

IPG PHOTONICS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net income	$137,899	$75,132
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,976	47,350
Impairment of long-lived assets	—	671
Provisions for inventory, warranty and bad debt	32,654	24,484
Other	18,665	13,142
Changes in assets and liabilities that provided (used) cash, net of acquisitions:
Accounts receivable and accounts payable	37,404	46,256
Inventories	(61,220)	(15,160)
Other	(10,188)	(61,619)
Net cash provided by operating activities	203,190	130,256
Cash flows from investing activities:
Purchases of property, plant and equipment	(54,344)	(37,370)
Proceeds from sales of property, plant and equipment	258	460
Purchases of short-term investments	(1,014,033)	(421,321)
Proceeds from short-term investments	785,023	422,912
Other	(547)	115
Net cash used in investing activities	(283,643)	(35,204)
Cash flows from financing activities:
Principal payments on long-term borrowings	(1,896)	(1,862)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	10,567	8,271
Purchase of treasury stock, at cost	(41,731)	(28,230)
Payment of purchase price holdback from business combination	(2,624)	(1,650)
Net cash used in financing activities	(35,684)	(23,471)
Effect of changes in exchange rates on cash and cash equivalents and restricted cash	(8,217)	(4,523)
Net (decrease) increase in cash, cash equivalents and restricted cash	(124,354)	67,058
Cash, cash equivalents and restricted cash — Beginning of period	878,553	682,984
Cash and cash equivalents — End of period	$754,199	$750,042
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,388	$1,061
Cash paid for income taxes	$41,809	$53,670

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF AMORTIZATION OF INTANGIBLE ASSETS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Amortization of intangible assets:
Cost of sales	$1,200	$1,172	$2,441	$2,394
Sales and marketing	1,879	1,777	3,895	3,555
Research and development	—	—	—	133
Total amortization of intangible assets	$3,079	$2,949	$6,336	$6,082

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Cost of sales	$2,843	$2,507	$5,469	$5,039
Sales and marketing	1,247	1,188	2,407	2,149
Research and development	2,472	2,475	4,590	4,547
General and administrative	3,349	3,092	6,298	5,966
Total stock-based compensation	9,911	9,262	18,764	17,701
Tax effect of stock-based compensation	(2,114)	(2,123)	(3,992)	(4,059)
Net stock-based compensation	$7,797	$7,139	$14,772	$13,642

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(In thousands)
Excess tax benefit on exercise of stock options included in net income	$501	$1,776	$6,097	$4,694